Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the inclusion in this Registration Statement of Innovus Pharmaceuticals, Inc. (the "Company") on this Amendment No. 1 to the Registration Statement on Form S-1 (No. 333-213016) to be filed on or about August 23, 2016, of our report dated March 31, 2015 on our audit of the consolidated financial statements as of December 31, 2014 and for the year then ended. Our report includes an emphasis-of-matter paragraph highlighting the line of credit provided by the President and Chief Executive Officer of the Company and deferral of the payment of his salary. We also consent to the reference to our firm under the caption "Experts and Counsel" in the Registration Statement on this Amendment No. 1 to the Registration Statement on Form S-1.

/s/EisnerAmper, LLP
Iselin, New Jersey
August 23, 2016